Exhibit 99.1

PRESS RELEASE

For more information, contact:

Paul B. Toms Jr.,

Chairman and Chief Executive Officer

Phone: (276) 632-2133, or

E. Larry Ryder,

Executive Vice President and Chief Financial Officer

Phone: (276) 632-2133

For immediate release: June 30, 2004

Hooker Furniture’s Second Quarter Profits Improve on 14% Sales Increase

Martinsville, Va.: Hooker Furniture Corporation (Nasdaq-SCM: HOFT) today reported net sales of $91.5 million for the quarter ended May 31, 2004, increasing $11.4 million, or 14.2%, from $80.1 million in the same period last year. The 2004 second quarter performance marks the highest quarterly net sales in the Company’s history and the tenth consecutive quarter of increased sales compared with the same prior year periods. Net income for the 2004 second quarter improved to $5.5 million, or $0.47 per share, compared to $2.6 million, or $0.23 per share, in the 2003 quarterly period.

For the first half of 2004, the Company reported net sales of $169.7 million, an increase of $15.1 million, or 9.8%, compared to $154.6 million in the 2003 first half. Net income for the 2004 six-month period improved to $9.6 million, or $0.82 per share, compared to $7.6 million, or $0.66 per share, in the 2003 first half.

“As we expected, improvement in the availability of imported wood furniture and our expanded sales distribution network for Bradington-Young upholstered furniture fueled our record sales performance during the 2004 second quarter,” said Paul B. Toms Jr., chairman and chief executive officer. Earlier in 2004, the Company had announced plans to increase finished goods inventory levels to support the higher sales rates for imported wood furniture product. Also, during 2003, the Company merged its Hooker and Bradington-Young sales forces, increasing the number of professional sales representatives selling Bradington-Young product(s) from 24 to over 100. Implementing both of these action plans contributed to the improvement in sales experienced during the 2004 second quarter.

Shipments of imported wood furniture increased $10.1 million, or 26.2%, to $48.5 million in the 2004 second quarter compared with $38.4 million in the same 2003 period. Shipments from leather upholstery specialist Bradington-Young accounted for $15.3 million in net sales during the 2004 three-month period, an increase of $3.1 million, or 25.2%, compared to $12.2 million during the 2003 second quarter. Second quarter 2004 shipments of the Company’s domestically produced wood furniture declined $1.8 million, or 6.0%, to $27.7 million from $29.5 million in the year earlier quarter.

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June 30, 2004

Imported wood furniture shipments increased $13.9 million, or 19.0%, to $87.1 million compared to $73.2 million in the 2003 six-month period. Shipments from leather upholstery specialist Bradington-Young accounted for $27.5 million in net sales during the first six months of 2004 compared to $20.9 million during the five months following its acquisition by the Company at the beginning of January 2003. First half 2004 shipments of the Company’s domestically produced wood furniture declined $5.4 million, or 9.0%, to $55.1 million from $60.5 million in the first half of 2003.

Operating margins improved to 10.2% of net sales for the 2004 second quarter compared to 6.0% in the same 2003 period. Improved margins on imported wood furniture and Bradington-Young upholstered furniture drove the improvement. Imported wood furniture margins improved as a result of lower inbound freight and other transit-related costs as well as lower levels of promotional discounting than in the prior year quarter. Bradington-Young’s margins improved principally as a result of lower raw material costs as a percentage of sales. Also, Bradington-Young’s labor and overhead costs as a percentage of sales declined as a result of higher sales volume levels.

“Now that we are achieving better balance between imported wood furniture sales and inventory levels, we are seeing more stability in margins for these goods. Freight and other transit-related costs as a percentage of sales are more in line with our targets and we are not discounting product as much as we were during last year’s second quarter when we were trying to move excess inventory,” said Toms. Commenting on Bradington-Young’s performance for the 2004 second quarter, Toms added, “We are beginning to see the benefits of our plans for expanded distribution of Bradington-Young’s products. Higher volume is beginning to translate into improved margins for the upholstery operations.”

Margins at the Company’s domestic wood furniture factories declined during the 2004 second quarter compared with the same 2003 period. “Although we have lowered overhead and other costs as a percentage of sales through the closing of the Kernersville, N.C. manufacturing facility last summer, this savings has been more than offset by the effect of increasing production costs as a percentage of sales volume resulting from continued declines in order rates,” Toms said. “Another factor has been competitive pressure from lower priced imports to value price our domestically produced wood furniture. We continue to carefully monitor our production schedules and capacity utilization.”

Lower sales and administrative expenses as a percentage of net sales contributed to the Company’s improved operating margin for the 2004 second quarter compared to the same 2003 period. “During the quarter selling, warehousing and distribution costs increased to support higher sales, and we incurred higher legal and professional expenses to comply with the corporate governance mandates brought about by the Sarbanes-Oxley Act,” Toms said. “However, we were able to leverage these cost increases against higher sales volumes resulting in overall lower selling and administrative expenses as a percentage of sales compared to the 2003 second quarter,” said Toms.

Profitability during the 2004 first half increased principally as a result of the improved gross profit margin performance experienced in the 2004 second quarter compared to the prior year period. In addition, profitability for the 2003 three and six-month periods was negatively impacted by a special $1.5 million pretax ($911,000 after tax, or $0.08 per share) restructuring and asset impairment charge

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June 30, 2004

related to the closing and sale of Hooker’s Kernersville, N.C. manufacturing facility in 2003. This pretax restructuring charge reduced operating margin by 1.8% of net sales in the 2003 three-month period and by 1.0% of net sales for the 2003 first half. Profitability during the 2004 three and six-month periods was also aided by lower interest expense, primarily resulting from a $15.0 million debt prepayment made by the Company in the fourth quarter of 2003.

“Our outlook for the 2004 third quarter is ‘fairly bullish,’ Toms said, with the Company forecasting an 8%-12% sales increase compared to third quarter 2003. “Our order backlog for imported wood furniture and domestically produced upholstery has improved, and our backlog of domestically produced wood furniture is comparable to last year at this time. We also experienced favorable dealer reaction to our imported furniture and upholstered furniture introductions at the April 2004 International Furniture Market,” he added.

In June 2004, the U.S. Department of Commerce made an initial ruling that Chinese manufacturers are dumping wood bedroom furniture in the U.S. market and imposed preliminary duties on those imports. The Company imports certain lines of wood bedroom furniture and produces other lines in its domestic plants. Imported wood bedroom furniture accounts for less than 4% of the Company’s net sales. Based on its preliminary review, the Company does not believe that the imposition of the duties announced by the U.S. Department of Commerce on wood bedroom furniture imported from China will have a material affect on the Company’s sales or profitability.

At the June 23, 2004 meeting, the Board of Directors declared a dividend of $0.06 per share, payable on August 31, 2004 to shareholders of record August 16, 2004.

Ranked among the nation’s top 15 furniture manufacturers based on 2003 sales, Hooker Furniture is an 80-year old producer and importer of wall and entertainment systems, home office, occasional, dining, bedroom and upholstered leather furniture with approximately 1,900 employees. The Company owns seven manufacturing facilities, a distribution center and a warehouse located in Virginia and North Carolina. Plant locations include Cherryville, Hickory, Pleasant Garden, and Maiden, N.C. and Martinsville and Roanoke, Va. The Company’s stock is listed on the Nasdaq SmallCap Market under the symbol HOFT, and closed at $20.17 on June 30, 2004. Please visit us on the World Wide Web at www.hookerfurniture.com and www.bradington-young.com.

Certain statements made in this report are not based on historical facts, but are forward-looking statements. These statements can be identified by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “would,” or “anticipates,” or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy. These statements reflect the Company’s reasonable judgment with respect to future events and are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Those risks and uncertainties include but are not limited to: the cyclical nature of the furniture industry; domestic and international competition in the furniture industry; general economic or business conditions, both domestically and internationally; fluctuations in the price of key raw materials, including lumber and leather; supply disruptions or delays affecting imported products; adverse political acts or developments in, or affecting, the international markets from which the Company imports products, including duties or tariffs imposed on products imported by the Company; fluctuations in foreign currency exchange rates affecting the price of the Company’s imported products; and capital costs.

-Tables Follow-

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June 30, 2004

TABLE I

HOOKER FURNITURE CORPORATION

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

	Three Months Ended May 31,		Six Months Ended May 31,
	2004	2003	2004	2003
Net sales	$91,490	$80,115	$169,712	$154,590
Cost of sales	66,004	59,473	123,814	113,426

Gross profit	25,486	20,642	45,898	41,164
Selling and administrative expenses	16,161	14,401	29,733	26,422
Restructuring and related asset impairment charge (a)		1,470		1,470

Operating income	9,325	4,771	16,165	13,272
Other income, net	84	86	252	276

Income before interest and income taxes	9,409	4,857	16,417	13,548
Interest expense	517	671	1,010	1,314

Income before income taxes	8,892	4,186	15,407	12,234
Income taxes	3,378	1,591	5,853	4,648

Net income	$5,514	$2,595	$9,554	$7,586

Basic and diluted earnings per share	$.47	$.23	$.82	$.66

Weighted average shares outstanding	11,779	11,500	11,629	11,448

(a)	In May 2003, the Company recorded a special pretax charge of $1.5 million ($911,000 after tax, or $0.08 per share) for severance and related asset impairment in connection with the August 2003 closing of its Kernersville, N.C. facility, which affected 290 employees.

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June 30, 2004

TABLE II

HOOKER FURNITURE CORPORATION

UNAUDITED CONSOLIDATED BALANCE SHEETS

(In thousands)

	May 31, 2004	May 31, 2003	November 30, 2003
Assets
Current assets
Cash and cash equivalents	$15,816	$3,211	$14,859
Trade accounts receivable, net	37,588	36,966	37,601
Inventories	52,865	60,382	42,442
Prepaid expenses and other current assets	3,536	2,566	3,924

Total current assets	109,805	103,125	98,826
Property, plant and equipment, net	51,256	56,529	53,582
Other assets	15,837	16,782	14,691

Total assets	$176,898	$176,436	$167,099

Liabilities and Shareholders’ Equity
Current liabilities
Trade accounts payable	$7,729	$3,800	$6,945
Accrued salaries, wages and benefits	6,237	6,730	5,476
Other accrued expenses	4,177	3,089	2,920
Current maturities of long-term debt	8,445	6,800	8,671

Total current liabilities	26,588	20,419	24,012
Long-term debt, excluding current maturities	18,975	43,419	22,166
Other long-term liabilities	4,507	4,882	4,657

Total liabilities	50,070	68,720	50,835
Shareholders’ equity	126,828	107,716	116,264

Total liabilities and shareholders’ equity	$176,898	$176,436	$167,099

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June 30, 2004

TABLE III

HOOKER FURNITURE CORPORATION

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Six Months Ended
	May 31, 2004	May 31, 2003
Cash flows from operating activities
Cash received from customers	$169,919	$157,231
Cash paid to suppliers and employees	(157,184)	(139,891)
Income taxes paid, net	(5,877)	(7,965)
Interest paid, net	(631)	(1,135)

Net cash provided by operating activities	6,227	8,240

Cash flows from investing activities
Purchase of property, plant and equipment	(1,371)	(2,451)
Acquisition of Bradington-Young, net of cash acquired		(22,140)
Collection on note issued for the sale of Kernersville	900
Proceeds from the sale of property and equipment	12

Net cash used in investing activities	(459)	(24,591)

Cash flows from financing activities
Proceeds from long-term debt		76,319
Payments on long-term debt	(3,417)	(54,876)
Payment to terminate an interest rate swap agreement		(3,001)
Cash dividends paid	(1,394)	(1,196)

Net cash (used in) provided by financing activities	(4,811)	17,246

Net increase in cash and cash equivalents	957	895
Cash and cash equivalents at beginning of period	14,859	2,316

Cash and cash equivalents at end of period	$15,816	$3,211

Reconciliation of net income to net cash provided by operating activities:
Net income	$9,554	$7,586
Depreciation and amortization	3,838	4,221
Non-cash ESOP cost	2,030	1,182
Restructuring and related asset impairment charge		1,470
(Gain) loss on disposal of property and equipment	(11)	5
Provision for doubtful accounts	378	419
Changes in assets and liabilities, net of effects of acquisition:
Trade account receivables	(365)	1,948
Inventories	(10,423)	701
Prepaid expenses and other current assets	(2,028)	(1,161)
Trade accounts payable	784	(3,593)
Accrued salaries, wages and benefits	761	(1,290)
Accrued income taxes	(209)	(3,169)
Other accrued expenses	2,068	(2,768)
Other long-term liabilities	(150)	2,689

Net cash provided by operating activities	$6,227	$8,240